AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

         THIS AGREEMENT AND PLAN OF REORGANIZATION is entered into as of the 7th day of August, 2002 by and between the following:

         (a) WAVE POWER.NET. INC. (the "Company"), a Delaware corporation, whose address is c/o 1004 Depot Hill Rd. Suite 1E, Broomfield, Co. 80020; and

         (b) BETTER CALL HOME, INC. ("BCH"), a Nevada corporation, whose address is 202 S. Minnesota Street St. Carson City Nevada 89703

                                    Recitals
         A. The Company and BCH desire to effect a Type B  reorganization  under
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, on the terms and conditions set forth below, whereby the Company will acquire all of the issued and outstanding shares of BCH's common stock by issuing solely in exchange therefore to BCH's shareholders, pro-rata, the Sixteen Million Restricted Common Shares (16,000,000) (the "Shares") after a 5:1 reverse split of the shares.

         NOW THEREFORE in consideration of the foregoing recitals, the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.       BASIC TRANSACTION.

         1.1 Plan of Reorganization. Subject to the terms and conditions of this Agreement and pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, the parties to this Agreement shall effect a Type B reorganization (the "Reorganization") whereby 100% of the outstanding shares of BCH's common stock will be exchanged for 16,000,000 of the Company's Post Reverse Split Common Shares. The Reorganization shall take place on the Closing Date (hereinafter defined in Section 1.2 of this Agreement) and shall be accomplished in accordance with Article V below. In addition, the Company agrees to retain Vocalscape Networks, Inc. pursuant to the Management Agreement attached hereto and incorporated herein by this reference.

         1.2 Closing. The closing of the Reorganization and exchange contemplated and provided for in this Agreement (the "Closing") shall take at a time and place to be mutually agreed upon by the parties on the third business day following the satisfaction or waiver or all conditions to the obligations of the parties to consummate the subject reorganization and exchange (other than the conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall occur no later than August 30, 2002.

         1.3      Terms of Exchange.  On the Closing Date:

                  (a) The Company shall ratably issue and cause to be delivered to the BCH shareholders Sixteen Million of the Company's Post Reverse Split Common Shares, in consideration for the transfer to the Company by the BCH shareholders of all the 1,000,000 shares of the capital stock of BCH issued and outstanding as of the Closing Date. No other shares, warrants, rights, or options relating to BCH are outstanding on the date of this Agreement or shall be outstanding on the Closing Date; and

                  (b) The BCH shareholders shall, in consideration for their receipt of the Company's Common Shares, transfer and deliver to the Company certificates representing all of the issued and outstanding shares of BCH's common stock owned by them. The Company shall receive good and marketable title to all of BCH's issued and outstanding common stock free and clear of all liens, mortgages, pledges, claims or other rights or encumbrances whatever, whether disclosed or undisclosed.


         1.4 Restrictions on Transfer. The Company's Common Shares, when issued and delivered hereunder, shall not be registered under the Securities Act of 1933, as amended, nor shall the BCH shareholders be granted any registration rights as to such shares. Each certificate representing shares of the Company's Common Shares will bear a customary restrictive legend which states in effect that such shares have not been registered under the Securities Act of 1933 and consequently may not be transferred, assigned, sold or hypothecated unless registered under the Securities Act of 1933 or, in the opinion of Company's counsel, an exemption from the registration requirements of the Securities Act of 1933 is available for such transaction. Notwithstanding such restriction, the Company agrees to grant the BCH shareholders shares, piggyback rights, in any SB-2 registration statement commenced within the next 24 months. The Company will file an SB-2 registration statement within two months of the closing and will register 900,000 shares of the BCH shareholders stock subject to a l2 month leak out or 5% of the weekly trading volume which ever is greater.

..

II.      REPRESENTATIONS AND WARRANTIES.

         2.1 Representations and Warranties of BCH. BCH hereby represents and warrants to the Company that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1), except as set forth in the disclosure schedule accompanying this Agreement (the "BCH Disclosure Statement). The BCH Disclosure Statement will be arranged in paragraphs corresponding to the lettered subsections contained in this Section 2.1.

                  (a) Due Organization. BCH is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary. BCH has all requisite corporate power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement to which it is a party.
                  (b) Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by BCH have been authorized by all necessary corporate action; provided, however, that BCH cannot consummate the Reorganization unless or until it receives the requisite approval from its shareholders, which shareholders must unanimously approve and ratify this Agreement.

                  (c) Capitalization. BCH's authorized capitalization presently consists of 1,000,000 shares of capital stock, no par value, of which, as of the date hereof, 1,000,000 shares are issued and outstanding and no shares have been reserved for issuance based upon certain specified contingencies. All issued and outstanding shares have been duly authorized, validly issued and fully paid and non-assessable, and subject to no preemptive rights of any shareholder.

                  (d) Outstanding Options, Warrants or Other Rights. BCH has no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common stock, and there are no contracts or commitments pursuant to which any person may acquire or BCH may become bound to issue any shares of such common stock. BCH has not, nor shall it, declare any dividend, whether in stock, money or property, nor shall it repurchase any or all of its shares.

                  (e) Copies of Documents Genuine. All copies of BCH's articles of incorporation and bylaws (each as amended to date) and all minutes of meetings or written consents in lieu of meetings of shareholders, directors and committees of directors of BCH which have been or will be furnished to the Company are true, complete, correct and unmodified copies of such documents.

                  (f) Liabilities (Contingent or Actual).  None.

                  (g) Officers and Directors. The officers and directors of BCH consists of the following:

     Name                                           Office
  --------------------------                  --------------------------
  Lorne Reicher                               Director, CEO

                  (h) Non-contravention. The execution of this Agreement by BCH and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, or other instrument or any judgment, order, or decree to which BCH is a party or by which it is bound, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of BCH.

                  (i) Litigation. There are no suits, actions or proceedings at law or in equity, pending or threatened against or affecting BCH that can be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets or in its condition, financial or otherwise. There are no tax, worker's compensation, payroll or labor proceedings or investigations threatened or pending, nor does BCH nor its shareholders have any basis to believe that such proceedings or investigations may be instituted.


                  (j) Laws and Regulations. BCH has complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of BCH's business and BCH possesses and holds all licenses and permits required in its business by federal, state or local authorities. BCH's books and records and its tax returns, as required, have been prepared and filed in accordance with GAAP requirements and applicable laws.


                  (k) Full Disclosure. Neither this Agreement nor any other instrument furnished to the Company by or on behalf of BCH contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, BCH's financial condition, liabilities, business, or assets that have not been disclosed herein or in any other instrument. BCH further declares and discloses, that; there are no union or labor strikes or lockouts; all tax returns required to filed and all sums due have been paid and/or escrowed for liabilities accrued but not yet due; all salaries and benefits, including pension and profit sharing, have been paid or are escrowed.

                  (l) Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties of BCH set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

         2.2 Representations and Warranties of the Company. The Company represents and warrants to BCH and its shareholders that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2), except as set forth in the disclosure schedule accompanying this Agreement (the "Company Disclosure Statement"). The Company Disclosure Statement will be arranged in paragraphs corresponding to the lettered subsections contained in this Section 2.2.

                  (a) Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary. The Company has all requisite corporate power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement to which it is a party.

                  (b) Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by Company have been authorized by all necessary corporate action.

                  (c) Capitalization. The Company's authorized capitalization presently consists of 75,000,000 shares of capital stock, .001 par value, of which as of June 30, 2002, 20,065,000 pre-reverse split shares are issued and outstanding and 9,987,400 Post Reverse Split Common Shares have been reserved for future issuance based upon consummation of this agreement, expenses advanced and certain specified contingencies. Upon payment of all reserved shares, management shares (minimum) and shares issued pursuant to this Agreement there will be 30,000,000 shares issued and outstanding. All issued and outstanding shares have been duly authorized, validly issued and fully paid and non-assessable and the Company's Common Shares to be issued and delivered on the Closing Date to the BCH Shareholders pursuant to the Agreement will be, when so delivered, duly authorized and validly issued and subject to no preemptive rights of any Shareholder.

                  (d) Outstanding Options, Warrants or Other Rights. Except as set forth in the Company Disclosure Statement and as provided for herein, the Company has no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common stock, and there are no contracts or commitments pursuant to which any person may acquire or BCH may become bound to issue any shares of such common stock.

                  (e) Financial Statements. The Company has provided BCH with its most recent financial statements dated March 31, 2002. These financial statements have been prepared in accordance with generally accepted accounting principles, are correct, complete, and fairly represent the financial position and results of operations of the Company as of said date and for the periods indicated.

                  (f) Adverse Changes. Since the date of the financial statements described in Section 2.2(e) above, there have not been, and prior to the Closing Date, there will not be, any material changes in the financial position of the Company and its subsidiaries (if any) except changes arising in the ordinary course of business and except changes that are otherwise disclosed in writing to BCH.

                  (g) Undisclosed Liabilities. The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due) except for liabilities set forth on the face of the Balance Sheet delivered to BCH in accordance with the provisions of Section 2.2(e) above, and liabilities which have arisen after the date of the financial statements provided in accordance with the provisions of
Section 2.2(e) above in the ordinary course of the Company's business.

                  (h) Copies of Documents Genuine. All copies of the Company's articles of incorporation and bylaws (each as amended to date) and all minutes of meetings or written consents in lieu of meetings of shareholders, directors and committees of directors of the Company which have been or will be furnished to BCH are true, complete, correct and unmodified copies of such documents.

                  (i) Non-contravention. The execution of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, or other instrument or any judgment, order, or decree to which the Company is a party or by which it is bound, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of the Company.

                  (j) SEC Filings. The Company has made all filings with the SEC that it has been required to make under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact, or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (k) Litigation. There are no suits, actions or proceedings at law or in equity, pending or threatened against or affecting the Company that can be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets or in its condition, financial or otherwise, except as set forth hereinafter and in the Company's filings with the Securities and Exchange Commission.

                  (l) Laws and Regulations. The Company has complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of the Company's business and the Company possesses and holds all licenses and permits required in its business by federal, state or local authorities.

                  (m) Full Disclosure. Neither this Agreement nor any other instrument furnished to BCH by or on behalf of the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, the Company's financial condition, liabilities, business, or assets that have not been disclosed herein or in any other instrument.

                  (n) Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties of the Company set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

III.     COVENANTS.

         From the date of this Agreement until the Closing Date, the Company and BCH agree as follows:

3.1 General. Each of the parties hereto will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transaction contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article IV below).

3.2 Notices and Consents. Each of the parties hereto will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the other party reasonably may request in connection with any matter referred to in Sections 2.1 or 2.2 above.

3.3 Regulatory Matters and Approvals. Each of the parties hereto will give notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.1 and 2.2 above. Without limiting the generality of the foregoing:

                  (a) Securities Law Compliance. The Company will take all actions as may be necessary, proper and advisable, under Federal and state securities laws in connect with the offering and issuance of the Common Shares to the BCH shareholders in connection with the Reorganization provided for under this Agreement.

                  (b) Nevada Corporation Law. BCH will call a special meeting of its shareholders as soon as reasonably practicable in order that its shareholders may consider and vote upon the adoption of this Agreement and the approval of the Reorganization with the resultant sale and transfer to the Company of all of the issued and outstanding shares of BCH's common stock.

         3.4 Operations of Business. BCH will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, BCH will not:

                  (a) authorize or effect any change in its charter or bylaws;

                  (b) grant any options, warrants or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                  (c) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock;

                  (d) Issue any note, bond or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations outside the ordinary course of business except for a working line of credit up to $20,000;

                  (e) Grant any security interest on, or otherwise pledge, any of its assets outside the ordinary course of business except as it pertains to the indebtedness excepted in subsection (d) above;

                  (f) Make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity outside the ordinary course of business; and

                  (g) Make any change in management terms for any of its directors, officers and employees outside the ordinary course of business.

         3.5 Access. The Company and BCH each agree that they will permit the other's directors, officers, accountants, attorneys and other representatives full access, during reasonable business hours throughout the term or applicability of this Agreement, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the other's business affairs, operations, properties and financial affairs as the other party may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provision of this Agreement.

         3.6 Confidentiality. All information and documents furnished by a party pursuant to Section 3.5 of this Agreement shall be deemed and treated as proprietary in nature. Each party (and the BCH shareholders) agree that it shall hold all information received from another party pursuant to or in connection with this Agreement in the highest and strictest confidence and shall not reveal any such information to any individual who is not one of its directors, officers, key employee, attorney or accountant, and that it will not use any such information obtained for any purpose whatsoever other than assisting in its due diligence inquiry precedent to the Closing and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other party any all tangible embodiments (and all copies) thereof which are in its possession. This covenant shall survive the consummation or termination of this Agreement.

         3.7 Publicity and Filings. All press releases, shareholder communications, filings with the Securities and Exchange Commission or other governmental agency or body and other information and publicity generated by the Company or BCH regarding the Reorganization and exchange contemplated in this Agreement shall be reviewed and approved by the other party and its counsel before release or dissemination to the public or filing with any governmental agency or body whatever.

         3.8 Notice of Developments. Each party hereto will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Sections 2.1 and 2.2 above. No disclosure by any party hereto pursuant to this Section 3.8, however, shall be deemed to amend or supplement the disclosure statement provided under the terms of this Agreement or to prevent or cure any breach of warranty, breach of covenant or misrepresentation.

         3.9 Stand-Still Agreement. BCH will not (and each BCH Shareholder agrees that it will not on behalf of BCH) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of all or substantially all of the capital stock or assets of BCH (including any acquisition structured as a merger, consolidation, or share exchange). BCH shall notify the Company immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any such unsolicited offer or expression of interest.

         3.10 Covenants of BCH Shareholders. Each of the BCH Shareholders covenants and agrees with, and represents to, the Company as follows:

                  (a) No Registration of Company Stock. Each of the BCH Shareholders understands that none of the Post Reverse Split Common Shares to be received from the Company at Closing have not been registered under the Securities Act of 1933 or any applicable securities laws of any state. Each of the Shareholders hereby represents and warrants that the Common Shares are being acquired by him/her/it solely for investment and not with a view to distribution or immediate resale thereof.

                  (b) Stock Legend. Each of the BCH Shareholders further agree and understand that each Debenture issued under the Reorganization and exchange provided for under this Agreement will bear the customary restrictive legend conspicuously noted on said certificate.

         3.11 Election of Officers. The Company agrees that Lorne Reicher , the current CEO of BCH, shall remain as the CEO of BCH after the consummation of the Reorganization and exchange provided for under the terms of this Agreement and shall be further authorized, subject to approval of BCH's and the Company's existing Board of Directors, to select the officers and 1 director of BCH. The Company covenants and agrees to approve of the officers selected made by the Board of BCH and further that a designated BCH director shall be appointed, effective as of the Closing Date, as a member of the Company's Board of Directors. This covenant shall survive the consummation of this Agreement.

         3.12 Management Agreement. The Company agrees that a management agreement in form and substance substantially similar to Ex. "A" hereto shall be entered into between the Company and Vocalscape Networks, Inc. according to the terms thereof. However, the Company shall have no monetary financial commitment to pay Vocalscape Networks, Inc. if BCH is not generating sufficient revenues from its continuing operations. This covenant shall survive the consummation of this Agreement.

IV.      CONDITIONS TO THE EXCHANGE.

         4.1 Conditions Precedent to Exchange by Company. The obligation of the Company to consummate the Reorganization contemplated by this Agreement are subject to satisfaction, or written waiver by the Company, of the following conditions at or before the Closing Date:

                  (a) Representations and Warranties True. The representations and warranties by BCH and the BCH Shareholders in the Agreement shall have been correct on and as of the Closing Date with the same force and effect (except as expressly provided in the Agreement or otherwise approved in writing by the Company) as though such representations and warranties had been made on and as of the Closing Date.

                  (b) No Adverse Change. BCH shall not have suffered any adverse change in its financial condition or business and no properties or assets of BCH shall have suffered any destruction, damage or loss, whether or not covered by insurance. In addition, BCH shall have obtained an exclusive license pertaining to the software and intellectual property relating to (Voice Over Internet Protocol (VOIP), its derivates, and successor technologies, whether or not a patent has been applied for in any of the named technologies or products without royalty or obligation except as provided for herein) for use in the prepaid calling card business and a non exclusive license for use in other applications.

                  (c) Performance. BCH and the BCH Shareholders shall have performed all of the terms, covenants, agreements and conditions of the Agreement on their respective parts to be performed.

                  (d) Shareholder Approval. The BCH shareholders shall have approved the terms and conditions of the Reorganization and the final language of the Common Shares as provided for herein and no BCH shareholder shall dissent with respect to the Reorganization provided for in this Agreement.

                  (e) Tax Opinion. The Company shall have received or waived the favorable written opinion from its counsel to the effect that the transactions contemplated by this Agreement will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and will not result in the recognition of gain or loss to the Company or to BCH or the BCH shareholders.

                  (f) Legal Opinion. The Company shall have received the favorable written opinion of counsel for BCH as to those matters set forth in Exhibit A attached hereto and any other matter which the Company may reasonably requested in connection with the Reorganization provided for in this Agreement. In rendering the required opinion, counsel may, as to any factual matter, rely upon a certificate of any public official and any officer of BCH who is cognizant of such fact.

                  (g) No Restraint. No injunction or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

                  (h) Approval of Documents. All legal matters in connection with the consummation of the Reorganization contemplated by this Agreement and all documents and instruments delivered in connection therewith shall be reasonably satisfactory in form and in substance to counsel for the Company and such counsel shall have received authenticated copies of those copies of the corporate documents and certificates as counsel for the Company may reasonably request in connection with this transaction.

         4.2 Conditions to BCH's Obligations. The obligations of BCH and the BCH Shareholders to consummate the Reorganization contemplated by this Agreement are subject to satisfaction or written waiver by BCH and the BCH Shareholders of the following conditions at or before the Closing Date:

                  (a) Representations and Warranties True. The representations and warranties by the Company in the Agreement shall have been correct on and as of the Closing Date with the same force and effect (except as expressly provided in the Agreement or otherwise approved in writing by the Shareholders) as though such representations and warranties had been made on and as of the Closing Date.

                  (b) No Adverse Change. The Company shall not have suffered any adverse change in its financial condition or business and no properties or assets of the Company shall have suffered any destruction, damage or loss, whether or not covered by insurance.

                  (c) Performance. The Company shall have performed all of the terms, covenants, agreements and conditions of the Agreement on its part to be performed.

                  (d) Shareholder Approval. The Company majority shareholders shall have approved the terms and conditions of this Agreement and shall have called a shareholders meeting to approve a name change and the reverse split of the common shares.

                  (e) Legal Opinion. BCH shall have received the favorable written opinion of counsel for the Company as to those matters set forth in Exhibit A attached hereto and any other matter which BCH may reasonably request in connection with the Reorganization provided for in this Agreement. In rendering the required opinion, counsel may, as to any factual matter, rely upon a certificate of any public official and any officer of the Company who is cognizant of such fact.

                  (f) No Restraint. No injunction or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

                  (g) Approval of Documents. All legal matters in connection with the consummation of the Reorganization contemplated by this Agreement and all documents and instruments delivered in connection therewith shall be reasonably satisfactory in form and in substance to counsel for BCH and such counsel shall have received authenticated copies of those copies of the corporate documents and certificates as counsel for BCH may reasonably request in connection with this transaction.

V.       ACTIONS AT CLOSING.

         5.1 Exchange. Each of the 1,000,000 shares of BCH's common stock that shall be outstanding on the Closing Date and held by a BCH shareholder shall be exchanged for a pro-rata portion of the Company's Sixteen Million (16,000,000) Post Reverse Split Common Shares; provided, however, that the number of shares of the Company's Post Reverse Split Common Shares into which shares of BCH's common stock are to converted shall be rounded off to the nearest whole number of shares, and no fractional shares shall be issued. The pro-rata portion of the Company's Common Shares that each BCH shareholder shall receive in exchange for his or her shares of BCH's common stock are set forth in Exhibit B attached hereto.

         5.2 Shareholders' Actions at Closing. On the Closing Date, the BHC Shareholders, contemporaneously with the performance by Company of its obligations to be performed at the Closing, shall deliver to the Company the following:

                  (a) BCH Stock Certificates. Stock certificates representing all of the outstanding shares of BCH's common stock endorsed for transfer, with all necessary stock assignments and other pertinent documents.

                  (b) Certified Corporate Resolutions. Certified copy of the resolutions duly adopted by the Board of Directors and the shareholders of BCH authorizing and approving the execution and delivery of this Agreement and the performance of its obligations hereunder.

                  (c) Other Documents. Such further certificates and documents as shall be reasonably requested by counsel for the Company to insure compliance by BCH and BCH's shareholders of all obligations imposed upon them hereunder.

         5.3 Company's Actions at Closing. On the Closing Date, the Company, contemporaneously with the performance by BCH and the BCH shareholders of their obligations to be performed at the Closing, shall deliver to the BCH shareholders the following:

Company Common Shares. Issue Post Reverse Split Common Shares totaling 16,000,000 to which each BCH shareholder shall be entitled to receive pursuant to this Agreement, as set forth in Exhibit "B" attached hereto, with each share certificate bearing the restrictive legend described in Section 1.4 above.

                  (b) Certified Corporate Resolutions. Certified copy of the resolutions duly adopted by the Board of Directors of the Company authorizing and approving the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder.

Opinion. The opinion of counsel as described in Section 4.1(f) of this Agreement; and

                  (d) Other Documents. Such further certificates and documents as shall be reasonably requested by counsel to BCH and BCH shareholders to insure compliance by the Company with all obligations imposed upon it hereunder.

         5.4 Stock Rights. On the Closing Date, the BCH shareholders who have exchanged their shares of BCH's common stock for shares of the Company's Post

Reverse Split Common Shares shall thereupon cease to have any rights with respect to their BCH shares and their sole right thereafter shall be with respect to the Company's Post Reverse Split Common Shares received hereunder.

VI.      TERMINATION.

         6.1 Termination of Agreement. This Agreement may be terminated as provided below:

                  (a) The parties hereto may terminate this Agreement by mutual consent at any time prior to the Closing Date;

                  (b) The Company may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing Date (1) in the event BCH and/or the Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified BCH and/or the Shareholders of this breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (2) if the Closing shall not have occurred on or before August 15, 2002 by reason of the failure of any condition precedent under Section 4.1 hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement); and

                  (c) BCH and the BCH Shareholders may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date
(1) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BCH and the BCH Shareholders have notified the Company of this breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or
(2) if the Closing shall not have occurred on or before August 15, 2002 by reason of the failure of any condition precedent under Section 4.2 hereof (unless the failure results primarily from the Shareholders and/or BCH breaching any representation, warranty, or covenant contained in this Agreement).

         6.2 Effect of Termination. If any party hereto terminates this Agreement pursuant to Section 6.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 3.6 above shall survive any such termination.

VII.     GENERAL PROVISIONS.

         7.1 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

         7.2      Applicable   Law.  This   Agreement   shall  be  construed  in
accordance and governed by the laws of the State of Nevada.

         7.3 Notices. Unless otherwise changed by notice given in accordance with this provision, any notice or other communications required or permitted herein shall be deemed given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the other parties at the addresses set forth above or, in the case of the Shareholders, at the address set forth their signature.

         7.4 Waiver. All rights and remedies under this Agreement are cumulative and are not exclusive of any other rights and remedies provided by law. No delay or failure in the exercise of any right or remedy arising under this Agreement shall operate as a waiver of any subsequent right or remedy subsequently arising under this Agreement.

         7.5 Survival of Provisions. All agreements, representations, covenants and warranties on the part of the parties contained herein or in any instrument executed and delivered in connection herewith shall survive closing of this Agreement and any investigation at any time made with respect thereto.

         7.6 Attorney's Fees. In the event of litigation for enforcement of the terms of this Agreement or to enforce any remedy hereunder, the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney's fees, as may be incurred.

         7.7      Binding Effect. This Agreement shall be binding upon and inure
to  the  benefit  of  the   parties   hereto  and  their   respective   personal
representatives, successors and assigns.

         7.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.9 Execution by Facsimile. Facsimile execution of this Agreement by any party is authorized and shall be binding upon all parties.

        7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

         IN WITNESS WHEREOF, this Agreement has been executed on the date first above written. WAVE POWER.NET. INC. BETTER CALL HOME, INC.

By                                   By
  -----------------------------        -----------------------------
Brian Fisher, President              Lorne Reicher, President

         SHAREHOLDER AGREEMENTS AND COVENANTS

         THE UNDERSIGNED, each being shareholders of Better Call Home, Inc. ("BCH"), hereby represent that they own the number of shares of BCH's common stock as set forth beneath their respective signature below and further covenant and agree to comply with, undertake to perform, and abide by, the various covenants, warranties and undertakings as set forth in Sections II, III and IV of the foregoing Agreement and Plan of Reorganization dated August 7, 2002 by and between Better Call Home, Inc. and Wave Power.net. Inc.

         EXECUTED on the date set forth below the respective signatures.

                                                              SHAREHOLDERS:

Name:    Vocalscape Networks Inc.           Name:    Confederated Capital Corp
     -------------------------------             -------------------------------
Number of Shares:    176,000                Number of Shares:    6,000
                 -------------------                         -------------------
Date:        Aug 7, 2002                             Date:       Aug 7, 2002
     -------------------------------                      ----------------------



Name:    O.B. Service                       Name:    Nivel Holdings Ltd.
     -------------------------------             ------------------------------
Number of Shares:    750,000                Number of Shares:    50,000
                 -------------------                         -------------------
Date:        Aug 7, 2002                    Date:                Aug 7, 2002
     -------------------------------                     -----------------------



Name: Patrick W. Watson                     Name:    Dickson Wong
     -------------------------------             -------------------------------
Number of Shares:    1,,000                 Number of Shares:    1,000
                 -------------------                         -------------------
Date:        Aug 7, 2002                    Date:                Aug 7, 2002
     -------------------------------                      ----------------------



Name: Christina McIntyre                    Name: Doug Borden
     -------------------------------            --------------------------------
Number of Shares:    1,000                  Number of Shares:    1,000
                 -------------------                      ----------------------
Date:        Aug 7, 2002                    Date:        Aug 7, 2002
     -------------------------------             -------------------------------

Name:    Nick Sereda                        Name:    Nancy oToole
     -------------------------------             -------------------------------
Number of Shares:    2,000                  Number of Shares:    1,000
                 -------------------                        --------------------
Date:        Aug 7, 2002                    Date:        Aug 7, 2002
     -------------------------------             -------------------------------



Name:    Adele Paulsen                      Name:    Zina Weston
     -------------------------------             -------------------------------
Number of Shares:    2,000                  Number of Shares:   1,000
                 -------------------                         -------------------
Date:        Aug 7, 2002                    Date:        Aug 7, 2002
     -------------------------------             -------------------------------



Name:    Lydia Wozniuk                      Name:    Darrel Crimeni
     -------------------------------             -------------------------------
Number of Shares:    1,000                  Number of Shares:    1,000
                 -------------------                        --------------------
Date:        Aug 7, 2002                    Date:        Aug 7, 2002
     -------------------------------            --------------------------------



Name:    Lorne Reicher                      Name:    Marshall Farris
     -------------------------------             -------------------------------
Number of Shares:    1,000                  Number of Shares:    1,000
                 -------------------                          ------------------
Date:        Aug 7, 2002                    Date:        Aug 7, 2002
     ------------------------------             --------------------------------



Name: Paul Kent Snowsell Law Corp           Name:    Ron Crimeni
     -------------------------------             -------------------------------
Number of Shares:    2,000                  Number of Shares:    1,000
                 -------------------                         -------------------
Date:        Aug 7, 2002                    Date:        Aug 7, 2002
     -------------------------------             -------------------------------



Name: Adrian Crimeni
     -------------------------------
Number of Shares:    1,000
                 -------------------
Date:        Aug 7, 2002
     -------------------------------

         EXHIBIT A THIS EXHIBIT is attached to and made a part of that certain Agreement and Plan of Reorganization dated August 7, 2002 between and among WAVE POWER.NET. INC. (the "Company") and BETTER CALL HOME, INC. ("BCH")

                                 Legal Opinion

         The legal opinion shall contain the following:

         1. The Company [BCH] is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada [Nevada].

         2. The authorized capital stock of the Company [BCH] and the shares of common stock of the Company [BCH] are as set forth in the Company's [BCH's] representations. All outstanding shares of the Company's [BCH's] common stock are duly and validly authorized and issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of stockholders, if any. To the knowledge of such counsel, there is no existing option, warrant, call, subscription, or other agreement or commitment obligating the Company [BCH] to issue or sell, or to purchase or redeem, any shares of its capital stock other than those represented by the Company [BCH] to BCH [the Company] in this Agreement.

         3. To their knowledge, all consents or approvals by third parties required in connection with the execution and consummation of this Agreement have been duly obtained and no consents or approvals by any additional third parties or by any governmental agency are required in connection therewith.

         4. To their knowledge, the execution of this Agreement and the transactions contemplated hereby will no result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any indenture, agreement, or other instrument to which the Company [BCH] is a party or by which it is bound, nor will it conflict with the provisions of the Articles of Incorporation or Bylaws of the Company [BCH].

         5. All corporate action (including the Board of Directors and approval by the Stockholders) required to authorize the transactions contemplated by this Agreement have been duly and properly taken.

         6. The Agreement have been duly authorized, executed, and delivered by the Company [BCH] and constitutes a valid agreement, legally binding upon the Company [BCH} and enforceable in accordance with its terms.

         7. The Stockholders of BCH have full right and power to transfer and deliver their shares pursuant to this Agreement, free and clear of any liens, encumbrances, restrictions or claims.

         Additional items for inclusion in opinion provided by Company's counsel:

The Company has filed with the Securities Exchange Commission and any applicable state securities agency all reports or other documents required of it to assert and claim an exemption from the registration provisions of the Securities Act of 1933, as amended, and any applicable state securities laws with respect to the issuance to the shareholders of BCH of the Company's Common Shares, if required.

                                    EXHIBIT B

         THIS EXHIBIT is attached to and made a part of that certain Agreement and Plan of Reorganization dated August 7th, 2002 between and among WAVE POWER.NET. INC. (the "Company") and BETTER CALL HOME, INC. ("BCH")

                                 Ownership List

         The following is the name and address of each BCH shareholder, together with the number of his shares of BCH's common stock, and the pro-rata amount of the Company's 16,000,000 Common Shares which the Company shall issue to such shareholder in accordance with the terms of the above referenced Agreement:

               BCH Shareholder                       Shares of  BCH             Shares of  Common
               Name and Address                      Common Stock               Capital Stock
         ------------------------------              --------------             ---------------

VocalScape Networks, Inc                             176,000                         2,816,000
1111 Melville Street Vancouver
BC Canada V6E 3V6

Dickson Wong                                         1,000                           16,000
#620 - 650 West 41st  Street
Vancouver BC Canada V52 2M9

Nivel Holdings Ltd.                                  50,000                          800,000
Plaza Colonial
Local 1-10, 1er Piso
PO Box 201-1260
San Rafael De Escazu
San Jose Costa Rica


Christina McIntyre                                   1,000                           16,000
3231 Bowen Drive
Richmond BC Canada V7C 4C6


Nick Sereda                                          2,000                           32,000
345 East 17th Ave
Vancouver BC Canada V5V 1A8


Adele Paulsen                                        2,000                           32,000
7744 Morley Street
Burnaby BC Canada V5E 2K5

(continued on next page)

(continued from previous page)

              BCH Shareholder                       Shares of  BCH             Shares of  Common
               Name and Address                      Common Stock               Capital Stock
         ------------------------------              --------------             ---------------

Douglas Borden                                       1,000                           16,000
650 East 22nd Ave
Vancouver BC Canada V5V 1V4


Nancy oToole                                         1,000                           16,000
301 east 17th Ave
Vancouver BC V5V 1A9


Patrick W Watson                                     1,000                           16,000
415 South Tower
5811 Cooney Road
Richmond BC V6X 3M1


Confederated Capital Corp.                           6,000                           96,000
PMB7, Arawak House
Pond Street, Grand Turk
Turk & Caicos Islands
BWI

O.B. Services                                        750,000                         12,000,000

Lydia Wozniuk                                        1,000                           16,000
345 east 17th Ave
Vancouver BC Canada V5V 1A9

Paul Kent Snowsell Law Corp                          2,000                           32,000
410 1333 West Broadway
Vancouver BC Canada V6H4C1

Zina Weston                                          1,000                           16,000
3140 Chrisdale Ave
Burnaby BC V5A 3T3

Darrel Crimeni                                       1,000                           16,000
6505 138th Street
Surry BC Canada V3W 5G5


Ron Crimeni                                          1,000                           16,000
6361 230th Street
Langley BC Canada V2Y 2L2


Adrian Crimeni                                       1,000                           16,000
7744 Morley Street
Burnaby BC Canada V5E 2K5

Lorne Reicher                                        1,000                           16,000
#12 3075 Skeena Street
Port Coquitlam BC Canada V3B 7T4

Marshall Farris                                      1,000                           16,000
709 West Pender Street
Vancouver BC V6C 1G8

                                       20